Exhibit 99.1

Summary of Performance Share Unit Awards to Executive Officers
in the Pork Group granted on June 15, 2010

Column 1	Column 2	Column 3	Column 4	Column 5

Named Executive Officer	Title	PSU Award 3% Volume Growth(1)	PSU Award 4% Volume Growth(1)	PSU Award 5% Volume Growth(1)

George H. Richter	President & COO, Pork Group	30,000	40,000	50,000
Joseph W. Luter, IV	Executive Vice President	30,000	40,000	50,000
Joseph B. Sebring	President of John Morrell	15,000	20,000	25,000
James C. Sbarro	President of Farmland Foods	15,000	20,000	25,000
Timothy Schellpeper	President of Smithfield Packing	15,000	20,000	25,000

(1)
These performance share unit awards are made under the Company’s 2008 Incentive Compensation Plan (the “2008 Plan”). The actual number of performance share units earned will be determined on the basis of volume growth of the Pork Group’s Packaged Meats Business in fiscal 2011 as compared to fiscal 2010. If Packaged Meats volume growth is less than 3% in fiscal 2011, no PSUs will be earned. If volume growth is at least 3% but less than 4%, the number of PSUs will be the amount shown in column 3 above. If the volume growth is at least 4% but less than 5%, the number of PSUs will be the amount shown in column 4 above. If volume growth is 5% or greater, the number of PSUs will be the amount shown in column 5 above. In addition to the volume-based performance condition, no PSUs will be earned unless the Company earns at least $100 million of Profits Before Taxes in fiscal 2011. If these performance targets are met, the PSUs vest on the first anniversary of the grant date. All PSUs fully vest upon a Qualifying Change of Control (as defined in the 2008 Plan).